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                                                                      Exhibit 23



                          Independent Auditors' Consent


The Board of Directors
Land O'Lakes, Inc:

We consent to the use of our reports included herein related to the entities that follow, and to the reference to our firm under the heading "Experts" in the prospectus.

      - LAND O'LAKES, INC. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001

      - PURINA MILLS, INC. as of December 31, 2000 and 1999, and for the six months ended December 31, 2000, six months ended June 30, 2000, year ended December 31, 1999, and the period March 13, 1998 through December 31, 1998

      -     AGRILIANCE, LLC as of and for the year ended August 31, 2001

      - LAND O'LAKES FARMLAND FEED LLC as of December 31, 2001 and 2000, and for the year ended December 31, 2001, and the three months ended December 31, 2000

      - LAND O'LAKES FEED DIVISION as of September 30, 2000 and December 31, 1999, and for the nine months ended September 30, 2000, and the year ended December 31, 1999

The audit reports covering the December 31, 2001, financial statements of Land O'Lakes, Inc. and Land O'Lakes Farmland Feed LLC refer to the adoption, in 2001, of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activity", as amended by Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities"; Statement No. 141, "Business Combinations"; and Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".


                                                /s/ KPMG LLP


Minneapolis,  Minnesota
March 15, 2002